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                                                                    Exhibit 99.1

LA JOLLA PHARMACEUTICAL DISCOVERS SMALL MOLECULE THAT PRODUCES POSITIVE RESULTS
                 IN AUTOIMMUNE DISEASE AND INFLAMMATION MODELS

SAN DIEGO, DECEMBER 2, 2003 -- La Jolla Pharmaceutical Company (Nasdaq: LJPC) today announced the discovery of novel, orally-active small molecules for the treatment of autoimmune diseases and acute and chronic inflammatory disorders. Company scientists have generated highly selective inhibitors of SSAO (semicarbazide-sensitive amine oxidase), an enzyme that has been implicated in inflammatory responses in many tissues and organs. Preclinical studies in animal models of multiple sclerosis, rheumatoid arthritis and acute inflammation have shown that treatment with the Company's inhibitors both maintained function and reduced disease activity compared with placebo treatment.

"We have discovered several families of potent, orally-active small molecule inhibitors of SSAO that reduce disease in a variety of animal models," said Matthew Linnik, Executive Vice President of Research and Chief Scientific Officer of La Jolla Pharmaceutical Company. "The impact of these lead compounds on animal models of multiple sclerosis and rheumatoid arthritis was similar to that of methotrexate, a widely used anti-inflammatory agent. We are excited about the potential to provide a novel approach to treating a number of debilitating diseases."

SSAO, also known as vascular adhesion protein-1 or VAP-1, was recently discovered to be a dual-function molecule with enzymatic and adhesion activities. SSAO contributes to the adhesion of white blood cells to endothelial cells and is greatly amplified in inflamed blood vessels. The enzyme also contributes to the production of molecules that exacerbate inflammation. Increases in the levels of plasma or membrane-associated SSAO have been reported for many inflammation-associated diseases including rheumatoid arthritis, inflammatory bowel disease, diabetes, atherosclerosis, and chronic heart failure. In preclinical studies conducted by Company scientists, SSAO inhibitors blocked both the enzymatic and adhesion functions of SSAO and were shown in animal models to be potent inhibitors of disease activity. These results will be presented at the 2nd International Inflammatory & Immune Diseases World Summit on March 8-10, 2004 in Baltimore, MD.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people in the United States and Europe. The Company is developing Riquent(TM), formerly known as LJP 394, for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing LJP 1082 for the treatment of antibody-mediated thrombosis, a condition in which patients suffer from recurrent stroke, deep-vein thrombosis and other thrombotic events. The Company's common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.

Except for historical statements, this press release contains forward-looking statements involving significant risks and uncertainties, and a number of factors, both foreseen and

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unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those which express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. Although we plan to submit a New Drug Application ("NDA") for Riquent(TM), there is no guarantee that regulatory authorities will approve Riquent in a timely manner, or at all. Our analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus ("lupus"), and LJP 1082, our drug candidate for the treatment of antibody-mediated thrombosis ("thrombosis"), are ongoing and could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our Phase 3 trial of Riquent has shown that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare. Although we plan to submit an NDA for Riquent, the results from our clinical trials of Riquent may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the U.S. or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent to obtain marketing approval. There is no guarantee, however, that we will have the necessary resources to complete any additional trial, that we will elect to conduct an additional trial, or that any additional trial will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories, may require regulatory approval, and will likely be necessary for the approval and the commercialization of Riquent. Our other potential drug candidates are at earlier stages of development and involve comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date may not be indicative of future results. In any event, regulatory authorities may require additional clinical trials, or may not approve our drugs. Our ability to develop and sell our products in the future may be affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; the clear need for additional financing; FDA approval of our manufacturing facilities and processes; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and


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selling our products; our lack of manufacturing, marketing, and sales experience; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2002, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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